Exhibit 99.1

For more information, contact:
Kevin Eichner (314) 725 5500
Frank Sanfilippo (314) 725 5500
Melissa Sturges (816) 221 7500
Joe Anthony (610) 642 8253

ENTERPRISE FINANCIAL ACQUIRES MILLENNIUM BROKERAGE GROUP

Company Expands Wealth Management Franchise

St. Louis, October 13, 2005 – Enterprise Financial Services Corp (NASDAQ:  EFSC), the parent company of Enterprise Bank & Trust, today announced the acquisition of the Millennium Brokerage Group, a highly regarded life insurance advisory and brokerage organization headquartered in Nashville, Tennessee with thirteen offices supporting operations in 49 states.  Bill Zelenik, Millennium’s founder and CEO will continue in that capacity reporting to Kevin Eichner, President and CEO of Enterprise Financial.  Zelenik will also join EFSC’s board as an advisory director.

“We are very pleased to add Millennium’s capabilities, market reach, and industry presence to our wealth management line of business,” said Eichner.  “Bill Zelenik and his partners have built one of the most highly respected distribution organizations in the life insurance industry.  With their platform, we expect to significantly increase our level of fee income, enhance our wealth product line, and open new wholesale marketing opportunities for our trust and banking lines of business.”

Millennium was founded in 1999 and operates life insurance consulting and brokerage operations serving life agents, banks, CPA firms, property & casualty groups, and financial advisors.  The company is one of the top producers for several of the nation’s leading life insurance carriers including Jefferson Pilot, Lincoln National, Travelers, Hancock, and others.

“Enterprise provides a strong source of capital and other forms of support as we continue our national expansion.  Its commitment to wealth management as a core business, its excellent banking franchise, the expertise and experience of its leadership in the life insurance industry, and its status as a high growth, high performance NASDAQ financial institution were all factors in choosing to join EFSC,” commented Zelenik.

Further details of the transaction are available in EFSC’s 8K filing dated today.  The transaction is structured as an earn-out with an initial payout of $15 million, 65% cash and 35% EFSC stock, for 60% of Millennium shares with two subsequent payouts in years 2008 and 2010 for the remaining interests.  The consideration mix between stock & cash for subsequent payouts are at EFSC’s discretion.  Future payouts are conditioned upon certain pre-tax income performance targets up to a maximum of $36 million, inclusive of the initial $15 million payout.  EFSC is contractually entitled to a priority return on its investment of 23.1% (pre-tax) before additional distributions to the Millennium principals.

“We expect this acquisition to be accretive to EPS by $0.10 – $0.14 in 2006,” said Frank Sanfilippo, CFO of Enterprise Financial.  “Assuming Millennium performs as expected, this acquisition should materially enhance our ratio of fee income to revenue and will significantly increase the profits from our wealth management business segment over time,” said Sanfilippo.

Millennium will continue to operate under its own brand. All principals are expected to remain with the firm and have signed five year employment contracts.  The firm will be managed as a stand-alone subsidiary of EFSC.

“Our mutual vision for Millennium is one of continued rapid growth further enhanced by our capital and complementary banking and trust products and services.  We remain committed to Millennium’s partner management model and look forward to supporting Bill and his team in any way necessary to enable our two companies to benefit from the growing opportunities in life insurance and wealth management distribution,” commented Eichner.

Millennium results will be consolidated within EFSC’s financial statements and identified as the Wealth Products Group under EFSC’s Wealth Management Business Segment.  This segment also includes revenues of Enterprise Trust Fiduciary and Trust Advisory Services.  The deal is expected to close by October 31, 2005.

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis and Kansas City, with a primary focus on serving the needs of privately held businesses, their owners and other success-minded individuals.  The Company’s stock is listed nationally on NASDAQ under the symbol EFSC.

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Readers should note that in addition to the historical information contained herein, this press release may contain forward-looking statements which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements.  Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, exposure to local economic conditions, risks associated with rapid increase or decrease in prevailing interest rates and competition from banks and other financial institutions, as well as those in Enterprise Financial’s 2004 Annual Report on Form 10-K.